EXHIBIT 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN ANNOUNCES EXTENSION OF SELF-TENDER OFFER
– Dutch auction tender extended to April 11, 2006 –
– Tender offer price range remains unchanged–
AKRON, Ohio – March 29, 2006 – A. Schulman, Inc. (Nasdaq: SHLM) announced today that its Board of Directors has approved an extension of the expiration date of its pending modified Dutch auction self-tender offer for up to 8.75 million shares of its common stock, at a price of not less than $21.00 and not greater than $24.00 per share.
The self-tender offer, which was commenced on March 1, 2006 and was previously scheduled to expire at 9:00 a.m. New York City time on Wednesday, March 29, 2006, will be extended until 5:00 p.m. New York City time on Tuesday, April 11, 2006. As of Wednesday, March 29, 2006, the depositary for the tender offer had confirmed to the Company that 2,307,884 shares of its common stock had been properly tendered through notice of guaranteed delivery and not withdrawn at or below $24.00 per share.
The self-tender offer remains subject to all previously announced terms and conditions described in the offer to purchase that has been distributed to stockholders, including the previously announced offered price range. None of the Company, its officers nor the dealer manager will make any recommendation to stockholders on whether or not to tender their shares. Stockholders must decide how many shares they will tender, if any, and at what price. Credit Suisse Securities (USA) LLC is acting as the dealer manager for the tender offer.
As previously announced, the Company intends to release its fiscal 2006 second-quarter earnings and broadcast its conference call discussing second quarter earnings on April 5, 2006.
This announcement is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The full details of the self-tender offer, along with the letter of transmittal and related materials, were previously mailed to stockholders. Stockholders should carefully read the offer to purchase, the letter of transmittal and other related materials prior to making any decision with respect to the tender offer. Stockholders may obtain free copies of the tender offer statement and other filed documents relating thereto filed by the Company with the U.S. Securities and Exchange Commission at the Commission’s web site at www.sec.gov. Stockholders also may obtain a copy of these documents, free of charge, from the Company’s information agent, Georgeson Shareholder Communications Inc., by calling toll-free at (800) 509-1046.
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
(more)

Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:
•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;
•	Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;
•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;
•	Changes in customer demand and requirements;
•	Escalation in the cost of providing employee health care; and
•	The outcome of any legal claims known or unknown.
The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.
###